Exhibit 5.1
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 872-1000

                                            October 3, 1996

The Wet Seal, Inc.
64 Fairbanks
Irvine, California 92718

        Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-3 (No. __________, the "Registration Statement"), filed October 3, 1996 by The Wet Seal, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules and Regulations"), you have requested that we furnish to you our opinion as to the legality of the 200,000 shares of the Company's Class B Common Stock, $.10 par value per share (the "Class B Shares"), registered in the name of La Senza Inc., a Canadian corporation ("La Senza"), and the 200,000 shares (the "Class A Shares") of Class A Common Stock, $.10 par value per share (the "Class A Common Stock") which are issuable upon conversion of the Class B Shares and which are being registered under the Registration Statement.

          In this regard, we have examined originals or copies authenticated to our satisfaction of the Registration Statement, the stock certificate representing the Class B Shares, the form of the stock certificate for the Class A Common Stock and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary in order to render this opinion. In addition, we have made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinions hereinafter expressed.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or of all photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed that the Class A Common Stock will be authorized, executed and delivered by the parties thereto substantially in the forms examined by us.

          Based upon and subject to the foregoing, we are of the opinion that the Class B Shares held by the Selling Stockholder have been duly and validly authorized and issued and are fully paid and non-assessable. The Class A Shares being offered by the Selling Stockholder have been duly and validly authorized and, when issued and delivered upon the conversion of an equal number of Class B Shares, will be duly and validly issued, fully paid and non-assessable.

          This law firm is a registered limited liability partnership organized under the laws of the State of Texas. Our opinion relates only to the laws of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law of the United States of America. We express no opinion of the law of any other jurisdiction.

          We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules and Regulations.


                                   Very truly yours,

                                   /S/ AKIN, GUMP, STRAUSS, HAUER & FELD, LLP
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                                   AKIN, GUMP, STRAUSS, HAUER & FELD, LLP